                      INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
Sierra Rutile Services Limited:



We have audited the accompanying balance sheets of Sierra Rutile Services Limited as of December 31, 1996 and 1995, and the related profit and loss accounts for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sierra Rutile Services Limited as of December 31, 1996 and 1995, and the results of its operations for the years then ended in conformity with generally accepted accounting principles in the United Kingdom.




/s/ KPMG
KPMG                                                   27 MARCH 1997
CHARTERED ACCOUNTANTS                                  Reading, UK